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Exhibit 5.1


            (GRAY, HARRIS & ROBINSON, P.A. LETTERHEAD APPEARS HERE)


                               January 26, 1999

Saf T Lok Incorporated
1101 Northpoint Pkwy.
West Palm Beach, FL  33407

     Re: Registration Statement on Form S-8 for Saf T Lok Incorporated - Certain Stock Option Agreements (the "Agreements)

Dear Ladies and Gentlemen:

     We have examined the Registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 29, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,802,500 shares of Common Stock of Saf T Lok Incorporated (the "Shares") to be distributed pursuant to the referenced Agreements. As your counsel in connection with this registration process, we have examined the proceedings taken in connection with said sale and issuance of the Shares.

     It is our opinion that, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting part thereof, and any amendment thereto and all post-effective amendments thereto.

                                       Sincerely,
                                       Gray, Harris & Robinson, P.A.


                                       By: /s/ William A. Grimm, Esq.
                                       ------------------------------
                                          William A. Grimm, Esq.

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